                                                                Exhibit 10.14

                               SEVERANCE AGREEMENT

         SEVERANCE AGREEMENT, dated as of August 8, 1997, by and between Cluett, Peabody & Co., Inc., a debtor and a debtor in possession, having its principal offices at 48 West 38th Street, New York, New York 10018 (the "Company") and Robert Riesbeck, whose address is 5970 Riverwood Drive, Atlanta, GA 30328 ("Employee").

                              W I T N E S S E T H:

         IT IS AGREED between the parties as follows:

         1. In consideration of Employee's valuable contribution to the Company and Employee's continued employment with the Company, the Company hereby agrees to provide Employee with a special severance benefit as set forth herein. In the event that Employee's employment is terminated by the Company (or a purchaser of all or substantially all of the assets of the Company), during the period of the Company's Chapter 11 proceedings or within one (1) year from the date of confirmation of a plan of reorganization for Cluett, Peabody & Co., Inc. (the "Term"), without Just Cause (as herein defined), the Company will pay Employee, as a severance benefit, an amount (the "Severance Amount") equal to the greater of (a) $171,875 or (b) Employee's then current base salary (excluding any bonus compensation) for a period of 12 months (the "Severance Amount"). As used in this Agreement, "Just Cause" is defined as (i) commission of wilful or intentional misconduct that could reasonably be expected to materially injure the reputation, business or business relationships of the Company, or result in personal enrichment at the expense of the Company, (ii) failure to report for work unless prevented from doing so because of illness, vacation, or other authorized leave granted by the Company, (iii) theft, embezzlement or engaging in any other criminal activity, (iv) provision of services to a competitor of the Company, (v) disclosure of any trade secret or confidential information of the Company, or (vi) excessive use of alcohol or use of illegal drugs.

         2.(a) The Severance Amount shall be payable over a period of 12 months (the "Payment Period") in accordance with the normal payroll cycle of the Company.

         2.(b) In the event that there has been a "Change in Control" and the Employee becomes eligible for the Severance Amount pursuant to Paragraph 1 herein, then the Severance Amount shall not be payable in accordance with paragraph 2(a) above, but shall be payable in one payment within thirty (30) days following the termination of employment. For the purposes of this Agreement "Change in Control" is defined as (i) a sale of in excess of 50% of the stock of the Company or its direct or indirect domestic corporate parent (each, herein a "Parent") to an unrelated third party, or (ii) a sale of all or substantially all of the assets of the Company or a Parent to an unrelated third party, or
(iii) an issuance of new stock of the Company or a Parent totaling in excess of 50% of the issued and outstanding stock of the Company or Parent, as applicable, immediately following such issuance, other than in connection with a plan of reorganization in which such new stock of the Company or Parent, as applicable, is issued to existing creditors of the Company or Parent, as applicable.

         2.(c) The payment provided for in this Agreement shall constitute the exclusive payment due Employee by reason of the termination of employment, including any payment which may otherwise be payable pursuant to any other separation or severance policy established or maintained by the Company, but shall have no effect on any other benefits which may be due Employee under any plan of the Company which provides benefits (other than separation or severance pay) after termination of employment.

         2.(d) Receipt of the Severance Amount provided for in this Agreement shall be conditioned upon Employee's executing and delivering to the Company the Company's standard general release form. The Company shall deduct from the Severance Amount all amounts required by law to be withheld.

         3. In consideration of the payment provided for in this Agreement, Employee agrees that following the termination of employment Employee will not disclose, or use for the benefit of any third party, any information relating to the confidential affairs of the Company and its affiliates, including but not limited to business and marketing plans, customer lists, strategies, customer information, other information concerning the Company's and its affiliates' products, promotions, development, financing, expansion plans, business policies and practices, and other forms of information considered by the Company and its affiliates to be confidential and in the nature of trade secrets. This confidentiality covenant has no temporal, geographical or territorial restriction.

         4. In the event the Employee breaches his or her obligations hereunder, in addition to any other rights or remedies available at law or in equity, the Company's obligations hereunder shall cease. Further, the Employee acknowledges and agrees that the Company's remedy at law for breach or threatened breach of any of the provisions of paragraph 3 of this Agreement would be inadequate, and in recognition of that fact, in the event of a breach or threatened breach by the Employee of any obligation under paragraph 3 of this Agreement, it is agreed, in addition to its remedies at law, the Company shall be entitled to equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach. The Company shall not be required to post any bond in connection with any such relief.


         5. Nothing herein contained shall confer upon Employee a right to continue as an employee of the Company or affect any rights of the Company to terminate the employment of Employee for any reason whatsoever, subject, however, to the payment of the amounts provided for in this Agreement.

         6. In the event that Employee receives the Severance Amount pursuant to paragraph 2(a) hereof, the payment of the Severance Amount shall automatically terminate upon Employee becoming a full-time employee or full-time consultant (including self-employment) of any corporation, person or other business entity (an "Entity") during the Payment Period. Employee shall immediately inform the Company upon Employee's becoming a full-time employee or full-time consultant of any Entity during the Payment Period. In such event, any payments of the Severance Amount shall cease, effective as of Employee's first day of employment or consultancy with the Entity.

         7. This Agreement is personal in nature and may not be assigned or transferred by Employee, but shall be binding upon the assigns or successors of the Company, including a purchaser of all or substantially all of the assets of the Company. In the event the Company breaches its obligations under this Agreement, Employee shall be entitled to be reimbursed for Employee's costs, including reasonable attorneys' fees, in enforcing Employee's rights under this Agreement.

         8. This Agreement shall be governed by the laws of the State of New York applicable to contracts made and to be performed in the State of New York.

         9. This Agreement contains the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior written understandings and agreements relating to the payment of severance benefits to the Employee and may not be modified, discharged or terminated, nor may any of the provisions hereof be waived, except in writing signed by the parties hereto.

         10. On July 17, 1995, the Company filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"). The parties agree and acknowledge that this Agreement is expressly subject to approval by order of the Bankruptcy Court, without which this Agreement is null and void and without force or effect.


                                                     CLUETT, PEABODY & CO., INC.

/s/ Robert Riesbeck                                  By: /s/ Bryan Marsal
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Robert Riesbeck
                                                     Title: Chairman
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